Exhibit 99.1

Contact:

Kosan Biosciences

Jane M. Green, Ph.D.

(510) 731-5335 (office)

(415) 652-4819 (mobile)

green@kosan.com

FOR IMMEDIATE RELEASE

KOSAN ESTABLISHES $50 MILLION COMMITTED EQUITY FINANCING FACILITY

Hayward, CA – July 19, 2006 – Kosan Biosciences Incorporated (NASDAQ:KOSN) has entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited, a private investment group, in which Kingsbridge has committed to provide up to $50 million of capital during the next three years through the purchase of newly-issued shares of Kosan’s common stock. Under the terms of the agreement, Kosan will determine, at its sole discretion, the exact timing and amount of any CEFF financings, subject to certain conditions. The CEFF enables Kosan to raise capital, as it chooses, to support the company’s corporate, research and development activities.

“This financing facility offers Kosan the freedom to supplement our cash reserves in a controlled and predictable manner and at terms that we believe are favorable to the company and minimally dilutive to our shareholders,” said Robert G. Johnson, Jr., M.D., Ph.D., Kosan’s Chief Executive Officer. “Kosan today has four cancer compounds rapidly progressing in clinical development and an early-stage cancer pipeline that we intend to advance into the clinic. While the company is well-capitalized, we believe it is prudent to ensure that we will continue to have adequate resources to execute on our ambitious clinical and research programs in a focused and efficient manner.”

Key provisions of the CEFF are as follows:

•	For a period of three years, Kosan can access up to $50 million dollars from Kingsbridge in exchange for newly-issued shares of Kosan’s common stock. Kosan may access the capital after the SEC declares effective the registration statement to be filed by Kosan covering the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant discussed below.

•	Kosan may access capital under the CEFF in tranches of up to the lesser of $10 million or 2% of Kosan’s market capitalization at the time of the draw-down of the tranche, subject to certain conditions. Each tranche will be issued and priced over an eight-day pricing period. Kingsbridge will purchase shares of common stock pursuant to the CEFF at discounts ranging from 6% to 10% depending on the average market price of the common stock during the eight-day pricing period, provided that the minimum acceptable purchase price for any shares to be issued to Kingsbridge during the eight-day period is determined by the higher of $2.00 or 85% of Kosan’s share price the day before the commencement of each draw down.

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•	Throughout the term of the agreement, Kingsbridge may not engage in any shorting transaction of Kosan’s common stock.

•	Kosan is not obligated to utilize any of the $50 million available under the CEFF and there are no minimum commitments or minimum use penalties. There are no restrictions on Kosan’s operating activities, automatic pricing resets or minimum market volume restrictions.

•	The agreement does not prohibit Kosan from conducting additional debt or equity financing, other than financings similar to the CEFF.

•	In connection with the CEFF, Kosan issued a warrant to Kingsbridge to purchase up to 285,000 shares of common stock at an exercise price of $4.94 per share which represents a 30% premium over the average of the closing bid prices of Kosan’s common stock during the five days preceding the signing of the agreement. The warrant will become exercisable after the six month anniversary of the date of the agreement. The warrant will remain exercisable, subject to certain exceptions, until five years after the date of the agreement.

The securities issuable in connection with the CEFF and upon the exercise of the warrant issued to Kingsbridge have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements. Kosan has agreed to file a registration statement for the resale of the shares of common stock issuable in connection with the CEFF and the shares of common stock underlying the warrant within 60 days of the date of the agreement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development – Hsp90 (heat shock protein 90) inhibitors and epothilones. Kosan is leveraging its proprietary discovery platform to generate a pipeline of potentially significant product candidates, primarily in the area of oncology.

Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. KOS-953 is Kosan’s proprietary formulation of 17-AAG, a geldanamycin analog. The agent is currently in Phase I and II clinical trials, primarily for multiple myeloma and HER2-positive breast cancer. In addition, intravenous and oral formulations of Kosan’s second-generation Hsp90 inhibitor, KOS-1022, are being evaluated in Phase I clinical trials.

Epothilones inhibit cell division with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. KOS-862 is currently being studied in a Phase II single-agent clinical trial in patients with metastatic breast cancer, as well as a Phase II combination trial with Herceptin. KOS-1584, a second candidate designed to improve pharmacokinetics, is in Phase I clinical trials in patients with solid tumors. Kosan’s epothilone program is partnered with Roche through a global development and commercialization agreement.

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For additional information on Kosan Biosciences, please visit the company’s website at www.kosan.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include statements relating to the issuance of shares of Kosan’s common stock under the CEFF, registration for resale of securities issued under, and in connection with, the CEFF; and statements concerning the progress of Kosan’s clinical and preclinical pipeline. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the ability of the company to continue to finance its operations; the clinical advancement of Kosan’s cancer clinical programs, including the risk that clinical trials may not demonstrate safety and efficacy sufficient to obtain the requisite regulatory approvals or to result in a marketable product; the possible determination that an earlier-stage compound, such as KOS-1022 or KOS-1584, will be more appropriate for commercial development than KOS-953 or KOS-862, respectively; Kosan’s dependence on its collaborations with Roche and the NCI for development of its epothilone and Hsp90 product candidates, respectively; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

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